Exhibit 99.1

NEWS RELEASE – For Immediately Release

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE-MONTHS

Nine-Month Revenue Up 18.7% EPS (Before Constructive Dividend) up 39%

ST. PETERSBURG, FLORIDA – February 6, 2007 – MTS Medication Technologies (AMEX:MPP) (www.mts-mt.com) today announced results for the third quarter and nine months ended December 31, 2006.

Third Quarter Results
Net sales for the third quarter increased 12.8% to $12.4 million from $11.0 million in the same period the prior year.

During the third quarter, the Company redeemed all its outstanding shares of convertible preferred stock and recorded a one-time constructive dividend of $4.5 million or $0.73 per diluted common share. As a result, the net loss available to common stockholders for the third quarter was $3.8 million, or $0.63 per diluted common share, compared with net income available to common stockholders of $626,000, or $0.10 per diluted common share, in the same period the prior year. Net income before preferred stock dividends was $711,000, or $0.10 per diluted common share, in the third quarter.

Net sales in the U.S. from consumable products and prepackaging equipment in the third quarter increased 5.0% compared with the same period the prior year. Third quarter net sales from OnDemand® and MedLocker™ systems increased 0.5% compared with the same period of the prior year, and the Company realized one OnDemand AccuFlex™ system sale in the third quarter. Net sales in the UK, including BAF Printers, Ltd. (“BAF”), were up 117.4% in the third quarter compared with the prior year. BAF was not acquired until February 2006, and therefore, its sales were not included in the prior year period.

Gross margin for the third quarter was 38.1% compared with 38.6% in the same period in the prior year. Margins decreased primarily due to higher overhead costs and changes in product mix between machines and various forms of consumable products.

SG&A expenses for the third quarter were $2.9 million compared with $2.6 million for the same period of the prior year. SG&A expenses increased primarily due to higher marketing costs, increased costs in the UK, including BAF, and higher personnel and health care benefit costs.

Third quarter operating profit was $1.2 million — the same as the prior year.

Nine-Month Results
Net sales for the nine months ended December 31, 2006 increased 18.7% to $36.8 million from $31.0 million in the same period the prior year. Net income before preferred stock dividends increased 35.1% to $1.8 million, or $0.25 per diluted common share, from $1.3 million, or $0.18 per diluted common share, in the prior year. The net loss available to common stockholders was $2.9 million, or $0.48 per diluted common share, compared with net income available to common stockholders of $1.1 million, or $0.18 per diluted common share, in the same period the prior year.

Net sales in the U.S. from consumable products and prepackaging equipment, for the nine months ended December 31, 2006, increased 10.6% compared with the same period the prior year. Net sales from OnDemand and MedLocker increased 38.4% compared with the same period in the prior year. Net sales in the UK, including BAF, increased 93.9% compared with the same period in the prior year. BAF was not acquired until February 2006, and therefore, its sales were not included in the prior year period.

Gross margin for the nine-month period ended December 31, 2006 was 37.9% compared with 38.8% in the same period the prior year. The decreased gross margin was caused primarily by higher overhead costs and changes in product mix between machine sales and various forms of consumable products.

SG&A expenses increased to $9.1 million from $7.9 million in the same period the prior year. The increase in SG&A expenses resulted primarily from increased marketing expenses related to tradeshows, increased costs related to additions in personnel, higher heath care benefit costs and increased costs in the UK including BAF.

Operating profit increased 30.3% to $3.1 million from $2.4 million in the same period in the prior year. Operating profit increased primarily due to a higher gross profit realized on higher net sales.

Todd Siegel, President and Chief Executive Officer, said, “We have completed another strong quarter, both in terms of revenue and net income, despite the fact that the quarter included approximately 15% downtime for holiday shutdowns. This quarter also included a very significant event that provided a substantial benefit to our common stockholders. In December, we redeemed all of the outstanding shares of convertible preferred stock that had been held by Eureka Growth Capital since 2002. Although the redemption resulted in a significant constructive dividend, we believe that the reduction in the number of common share equivalents that resulted from this redemption will reward our common stockholders in the future.”

Siegel continued, “We installed our second OnDemand AccuFlex machine this quarter and our third system in January. We currently have a backlog of seven OnDemand machine installations, which will generate approximately $2.0 million in net sales. Recently, we contracted with a third party to augment our production capabilities and expect this will result in ramping up delivery of OnDemand machines and allow us to install four to five in our fourth quarter. Our new relationship with this third party has allowed us to accelerate the introduction of our new OnDemand Express II. We expect that this exciting new product will be ready in the first quarter of next fiscal year. Our largest customers have indicated that automation remains a high priority for them, and we believe the Express II provides a solution to their needs.”

Notice of Conference Call
Management of the Company will host a conference call Tuesday, February 6, 2007 at 11:00 A.M. EDT. To access the conference call, please telephone 888-200-4690 and enter 8363343 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company
Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, market acceptance of MedLocker, developments relating to customer initiatives, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	December 31, 2006	March 31, 2006

	(Unaudited)

Current Assets:
Cash	$751	$447
Accounts Receivable, Net	7,363	7,148
Inventories, Net	5,670	5,279
Prepaids and Other	993	359
Deferred Tax Asset	683	1,277

Total Current Assets	15,460	14,510
Property and Equipment, Net	4,962	5,015
Goodwill	540	480
Other Intangible Assets, Net	493	467
Other Assets, Net	2,495	2,610

Total Assets	$23,950	$23,082

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$5,176	$5,589
Current Maturities of Long-Term Debt	2,617	698
Current Maturities of Related Party Note Payable	323	308

Total Current Liabilities	8,116	6,595
Long-Term Debt, Less Current Maturities	6,216	2,727
Related Party Note Payable, Less Current Maturities	190	434
Lease Incentive	292	317
Deferred Tax Liability	608	576

Total Liabilities	15,422	10,649

Stockholders' Equity:
Preferred Stock	–	2
Common Stock	61	60
Capital In Excess of Par Value	8,042	13,887
Accumulated Other Comprehensive Income	264	91
Retained Earnings (Accumulated Deficit)	489	(1,279)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	8,528	12,433

Total Liabilities and Stockholders' Equity	$23,950	$23,082

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Net Sales	$12,435	$11,028	$36,807	$31,009
Costs and Expenses:
Cost of Sales	7,695	6,770	22,857	18,990
Selling, General and Administrative	2,920	2,590	9,123	7,863
Depreciation and Amortization	594	498	1,755	1,798

Total Costs and Expenses	11,209	9,858	33,735	28,651

Operating Profit	1,226	1,170	3,072	2,358

Interest Expense	67	73	183	252

Income Before Taxes	1,159	1,097	2,889	2,106

Income Tax Expense	448	415	1,121	797

Net Income Before Preferred Stock Dividends	711	682	1,768	1,309

Convertible Preferred Stock Dividends	39	56	151	168

Constructive Dividend Related to Redemption
of Convertible Preferred Stock	4,504	–	4,504	–

Net (Loss) Income Available to Common Stockholders	$(3,832)	$626	$(2,887)	$1,141

Net (Loss) Income Per Basic Common Share	$(0.63)	$0.10	$(0.48)	$0.19

Net (Loss) Income Per Diluted Common Share	$(0.63)	$0.10	$(0.48)	$0.18

Weighted Average Shares Outstanding - Basic	6,082	6,009	6,042	5,945

Weighted Average Shares Outstanding - Diluted	7,167	7,203	7,211	7,173

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